                                                                    EXHIBIT 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Westinghouse Air Brake Technologies Corporation:

We have audited the accompanying consolidated balance sheet of Westinghouse Air Brake Technologies Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Westinghouse Air Brake Technologies Corporation and subsidiaries as of December 31, 2001, and for the two fiscal years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 18, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westinghouse Air Brake Technologies Corporation and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As more fully discussed in Note 8 to the consolidated financial statements, effective January 1, 2002, Westinghouse Air Brake Technologies Corporation adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142).

As discussed above, the consolidated financial statements of Westinghouse Air Brake Technologies Corporation as of December 31, 2001, and for the two fiscal years then ended were audited by other auditors who have ceased operations. As described in Note 8, these financial statements have been revised to include the transitional disclosures required by SFAS No. 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 8 with respect to 2001 and 2000 included (a) agreeing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill as a result of initially applying Statement No. 142 to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income, and the related earnings per share amounts. In our opinion, the disclosures for 2001 and 2000 in Note 8 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

February 14, 2003
   except for Note 25,
   as to which the date
   is July 9, 2003

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Westinghouse Air Brake Technologies Corporation:

We have audited the accompanying consolidated balance sheets of Westinghouse Air Brake Technologies Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westinghouse Air Brake Technologies Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Pittsburgh, Pennsylvania
February 18, 2002

This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the Company's Annual Report on Form 10-K for the year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with the Annual Report on Form 10-K for the year ended December 31, 2002. See Exhibit 23.2 to our Annual Report on Form 10-K for the year ended December 31, 2002 for further discussion.

   WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------------------------------------
                                                                                                     AS OF DECEMBER 31,
                                                                                                  -----------------------
                       (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE)                                    2002          2001
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets
   Cash........................................................................................   $  19,210     $  53,949
   Accounts receivable.........................................................................     108,019       106,527
   Inventories.................................................................................      88,470       104,930
   Deferred income taxes.......................................................................      23,613        22,960
   Other.......................................................................................       5,911         7,328
                                                                                                  -----------------------
Total current assets...........................................................................     245,223       295,694
Property, plant and equipment..................................................................     308,495       318,188
Accumulated depreciation.......................................................................    (159,903)     (150,493)
                                                                                                  -----------------------
Property, plant and equipment, net.............................................................     148,592       167,695
Other Assets...................................................................................
   Assets held for sale........................................................................      10,105         7,180
   Prepaid pension costs.......................................................................         110         1,449
   Goodwill, net...............................................................................     109,450       198,788
   Other intangibles, net......................................................................      41,524        44,348
   Deferred income taxes.......................................................................      26,112         3,860
   Other noncurrent assets.....................................................................       7,749        10,938
                                                                                                  -----------------------
Total other assets.............................................................................     195,050       266,563
                                                                                                  -----------------------
Total assets...................................................................................   $ 588,865     $ 729,952
                                                                                                  -----------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Current portion of long-term debt...........................................................   $     833     $     782
   Accounts payable............................................................................      62,104        75,150
   Accrued income taxes........................................................................       3,928        43,741
   Customer deposits...........................................................................      10,827        10,314
   Accrued compensation........................................................................      19,814        17,465
   Accrued warranty............................................................................      17,407        15,373
   Other accrued liabilities...................................................................      20,350        23,396
                                                                                                  -----------------------
Total current liabilities......................................................................     135,263       186,221
Long-term debt.................................................................................     194,318       241,088
Reserve for postretirement and pension benefits................................................      38,266        27,544
Deferred income taxes..........................................................................       8,771         9,065
Commitments and contingencies..................................................................       7,568        10,601
Other long-term liabilities....................................................................       5,417        10,162
                                                                                                  -----------------------
Total liabilities..............................................................................     389,603       484,681
Shareholders' equity
   Preferred stock, 1,000,000 shares authorized, no shares issued..............................          --            --
   Common stock, $.01 par value; 100,000,000 shares authorized:
   65,447,867 shares issued and 43,440,840 outstanding at December 31, 2002 and 43,152,545
       outstanding at December 31, 2001........................................................         654           654
   Additional paid-in capital..................................................................     272,782       272,674
   Treasury stock, at cost, 22,007,027 and 22,295,322 shares,
       respectively............................................................................    (273,634)     (277,489)
   Retained earnings...........................................................................     231,282       278,569
   Deferred compensation.......................................................................         270           538
   Accumulated other comprehensive loss........................................................     (32,092)      (29,675)
                                                                                                  -----------------------
Total shareholders' equity.....................................................................     199,262       245,271
                                                                                                  -----------------------
Total liabilities and shareholders' equity.....................................................   $ 588,865     $ 729,952
-------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

   WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION CONSOLIDATED STATEMENTS OF
                                   OPERATIONS

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                          ---------------------------------------
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)                                  2002           2001          2000
---------------------------------------------------------------------------------------------------------------------------------
Net sales..............................................................................   $  696,195     $  783,698     $ 811,178
Cost of sales..........................................................................     (516,724)      (573,772)     (575,516)
                                                                                          ---------------------------------------
Gross profit...........................................................................      179,471        209,926       235,662
Selling, general and administrative expenses...........................................      (93,023)       (96,723)      (94,757)
Merger and restructuring charges.......................................................           --         (3,723)      (18,202)
Engineering expenses...................................................................      (33,592)       (33,156)      (32,297)
Asset writedowns.......................................................................           --         (9,253)           --
Amortization expense...................................................................       (5,322)       (13,013)      (12,615)
                                                                                          ---------------------------------------
Total operating expenses...............................................................     (131,937)      (155,868)     (157,871)
Income from operations.................................................................       47,534         54,058        77,791
Other income and expenses..............................................................
   Interest expense....................................................................      (18,072)       (33,501)      (43,649)
   Other income (expense), net.........................................................       (5,558)        (2,130)        3,776
                                                                                          ---------------------------------------
Income from continuing operations before income taxes and cumulative effect
   of accounting change................................................................       23,904         18,427        37,918
Income tax expense.....................................................................       (7,594)        (4,465)      (18,718)
                                                                                          ---------------------------------------
Income from continuing operations before cumulative effect of accounting change........       16,310         13,962        19,200
Discontinued operations................................................................
   Income from discontinued operations (net of tax)....................................          403          6,360         6,193
   Gain (loss) on sale of discontinued operations (net of tax).........................         (529)        41,458            --
                                                                                          ---------------------------------------
Total discontinued operations..........................................................         (126)        47,818         6,193
                                                                                          ---------------------------------------
Income before cumulative effect of accounting change...................................       16,184         61,780        25,393
Cumulative effect of accounting change for goodwill, net of tax........................      (61,663)            --            --
                                                                                          ---------------------------------------
Net income (loss)......................................................................   $  (45,479)    $   61,780     $  25,393
                                                                                          ---------------------------------------
Earnings per common share
   Basic
      Income from continuing operations before cumulative effect of accounting change..   $     0.37     $     0.33     $    0.45
      Income from discontinued operations..............................................           --           1.11          0.14
      Cumulative effect of accounting change...........................................        (1.42)            --            --
                                                                                          ---------------------------------------
Net income (loss)......................................................................   $    (1.05)    $     1.44     $    0.59
                                                                                          ---------------------------------------
   Diluted.............................................................................
      Income from continuing operations before cumulative effect of accounting change..   $     0.37     $     0.32     $    0.45
      Income from discontinued operations..............................................           --           1.11          0.14
      Cumulative effect of accounting change...........................................        (1.41)            --            --
                                                                                          ---------------------------------------
Net income (loss)......................................................................   $    (1.04)    $     1.43     $    0.59
                                                                                          ---------------------------------------
Weighted average shares outstanding
   Basic...............................................................................       43,291         42,949        43,318
   Diluted.............................................................................       43,617         43,198        43,382
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

 WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION CONSOLIDATED STATEMENTS OF CASH
                                      FLOWS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    YEAR ENDED DECEMBER 31,
                                                                                            ---------------------------------------
                                (IN THOUSANDS)                                                  2002           2001          2000
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income (loss).........................................................................  $  (45,479)     $  61,780     $ 25,393
Adjustments to reconcile net income to cash provided by operations:
   Cumulative effect of accounting change for goodwill, net of tax........................      61,663             --           --
   Depreciation and amortization..........................................................      25,513         33,061       32,416
   Provision for ESOP contribution........................................................          --             --        1,315
   Results of discontinued operations, net of tax.........................................         126        (47,818)      (6,193)
   Loss/(gain) on sale of product line....................................................          --            521       (4,375)
   Writedown of assets....................................................................          --          9,253           --
   Deferred income taxes..................................................................         702         (6,278)       7,955
   Other, primarily non-cash portion of merger and restructuring charges..................          --            160        3,106
   Discontinued operations................................................................          58         (1,213)      (5,136)
   Changes in operating assets and liabilities, net of acquisitions ......................
      Accounts receivable.................................................................        (548)        49,772      (15,201)
      Inventories.........................................................................      17,812         12,670        4,049
      Accounts payable....................................................................     (12,814)        (4,330)         603
      Accrued income taxes................................................................     (29,615)         5,021       (5,081)
      Accrued liabilities and customer deposits...........................................       1,964        (20,856)       4,365
      Commitments and contingencies.......................................................      (3,033)        (2,251)      (5,753)
      Other assets and liabilities........................................................        (691)        29,605       22,751
                                                                                            --------------------------------------
Net cash provided by operating activities.................................................      15,658        119,097       60,214
Investing Activities
   Purchase of property, plant and equipment, net.........................................     (10,464)       (14,801)     (30,831)
   Acquisitions of businesses, net of cash acquired.......................................      (1,654)        (3,730)        (650)
   Cash received from disposition of discontinued operations..............................       1,400        240,900           --
   Cash received from disposition of product line.........................................          --          4,120        5,500
   Discontinued operations................................................................         (99)           924        4,496
                                                                                            --------------------------------------
Net cash provided by (used for) investing activities......................................     (10,817)       227,413      (21,485)
Financing Activities
   Borrowings (repayments) of credit agreements...........................................     129,700       (298,000)     (10,000)
   Repayments of senior notes.............................................................    (175,000)            --           --
   Repayments of other borrowings.........................................................        (641)          (280)     (18,390)
   Purchase of treasury stock.............................................................          --           (585)     (12,215)
   Proceeds from treasury stock from stock based benefit plans............................       3,695          3,359        4,291
   Cash dividends.........................................................................      (1,808)        (1,681)      (1,695)
                                                                                            --------------------------------------
Net cash used for financing activities....................................................     (44,054)      (297,187)     (38,009)
Effect of changes in currency exchange rates..............................................       4,474         (1,445)      (1,705)
                                                                                            --------------------------------------
Increase (decrease) in cash...............................................................     (34,739)        47,878         (985)
   Cash, beginning of year................................................................      53,949          6,071        7,056
                                                                                            --------------------------------------
   Cash, end of year......................................................................  $   19,210      $  53,949     $  6,071
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

   WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION CONSOLIDATED STATEMENTS OF
                              SHAREHOLDERS' EQUITY

                                                                                ADDITIONAL
                                                 COMPREHENSIVE    COMMON         PAID-IN            TREASURY
        (IN THOUSANDS)                              INCOME         STOCK         CAPITAL              STOCK
--------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                                        $  654        $ 318,357          $ (201,711)
Cash dividends.....................
Purchase of treasury stock.........                                                                   (12,215)
Proceeds from treasury stock
   issued from the exercise of
   stock options and other
   benefit plans, net of
   tax.............................                                                (3,697)              9,545
Allocation of ESOP shares, net of
   tax effect......................                                                  (434)
Compensatory stock options
   granted through a Rabbi Trust...                                                                     5,726
ESOP termination...................                                               (40,732)            (83,010)
Net income.........................               $  25,393
Translation adjustment.............                  (4,184)
                                                  -----------------------------------------------------------
                                                  $  21,209
                                                  ---------
BALANCE, DECEMBER 31, 2000.........                               $  654        $ 273,494          $ (281,665)
Cash dividends.....................
Purchase of treasury stock.........                                                                      (585)
Proceeds from treasury stock
   issued from the exercise of
   stock options and other
   benefit plans, net of tax.......                                                  (820)              4,398
Compensatory stock options granted
   through a Rabbi Trust...........                                                                       363
Net income.........................               $  61,780
Translation adjustment.............                  (5,170)
Cumulative effect of change in
   accounting for derivative
   financial instruments, net of
   $665 tax........................                  (1,234)
Unrealized losses on derivatives
   designated and qualified as
   cash flow hedges, net of $705
   tax.............................                  (1,310)
Additional minimum pension
   liability, net of $4,144 tax....                  (6,479)
                                                  -----------------------------------------------------------
                                                  $  47,587
                                                  ---------
BALANCE, DECEMBER 31, 2001.........                               $  654        $ 272,674          $ (277,489)
Cash dividends.....................
Proceeds from treasury stock
   issued from the exercise of
   stock options and other
   benefit plans, net of
    tax............................                                                   108               3,587
Compensatory stock options granted
   through a Rabbi Trust...........                                                                       268
Net loss...........................               $ (45,479)
Translation adjustment.............                   3,165
Unrealized gains on derivatives
   designated and qualified as
   cash flow hedges, net of $755
   tax.............................                   1,538
Additional minimum pension
   liability, net of $4,551 tax....                  (7,120)
                                                  ---------
                                                  $ (47,896)
                                                  -----------------------------------------------------------
BALANCE, DECEMBER 31, 2002 ........                               $  654        $ 272,782          $ (273,634)
-------------------------------------------------------------------------------------------------------------

                                                                                                     ACCUMULATED
                                                   UNEARNED                                             OTHER
                                                     ESOP         RETAINED        DEFERRED          COMPREHENSIVE
        (IN THOUSANDS)                              SHARES        EARNINGS      COMPENSATION        INCOME (LOSS)
-----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999.........               $ (125,491)    $ 194,772        $  6,595           $ (11,298)
Cash dividends.....................                                 (1,695)
Purchase of treasury stock.........
Proceeds from treasury stock
   issued from the exercise of
   stock options and other
   benefit plans, net of
   tax.............................                                                     31
Allocation of ESOP shares, net
   of tax effect...................                    1,749
Compensatory stock options granted
   through a Rabbi Trust...........                                                 (5,726)
ESOP termination...................                  123,742
Net income.........................                                 25,393
Translation adjustment.............                                                                     (4,184)
                                                  ------------------------------------------------------------


BALANCE, DECEMBER 31, 2000.........                       --     $ 218,470        $    900           $ (15,482)
Cash dividends.....................                                 (1,681)
Purchase of treasury stock.........
Proceeds from treasury stock
   issued from the exercise of
   stock options and other
   benefit plans, net of tax.......                                                      1
Compensatory stock options granted
   through a Rabbi Trust...........                                                   (363)
Net income.........................                                 61,780
Translation adjustment.............                                                                     (5,170)
Cumulative effect of change in
   accounting for derivative
   financial instruments, net of
   $665 tax........................                                                                     (1,234)
Unrealized losses on derivatives
   designated and qualified as
   cash flow hedges, net of $705
   tax.............................                                                                     (1,310)
Additional minimum pension
   liability, net of $4,144 tax....                                                                     (6,479)
                                                  ------------------------------------------------------------


BALANCE, DECEMBER 31, 2001.........                       --     $ 278,569        $    538           $ (29,675)
Cash dividends.....................                                 (1,808)
Proceeds from treasury stock
   issued from the exercise of
   stock options and other
   benefit plans, net of
    tax............................
Compensatory stock options granted
   through a Rabbi Trust...........                                                   (268)
Net loss...........................                                (45,479)
Translation adjustment.............                                                                      3,165
Unrealized gains on derivatives
   designated and qualified as
   cash flow hedges, net of $755
   tax.............................                                                                      1,538
Additional minimum pension
   liability, net of $4,551 tax                                                                         (7,120)
                                                  ------------------------------------------------------------
BALANCE, DECEMBER 31, 2002 ........                       --     $ 231,282        $    270           $ (32,092)
--------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                 WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BUSINESS

Westinghouse Air Brake Technologies Corporation (the "Company") is one of North America's largest manufacturers of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. The Company was formed in November 1999 from the merger of Westinghouse Air Brake Company and MotivePower Industries, Inc. Our products are intended to enhance safety, improve productivity and reduce maintenance costs for our customers. Product offerings include brakes for locomotives, freight cars and passenger transit vehicles, electronic controls and monitors, heat exchangers and cooling systems, switcher and commuter locomotives, couplers, door systems and draft gears. The Company aggressively pursues technological advances with respect to both new product development and product enhancements. The Company has its headquarters in Wilmerding, Pennsylvania and has 4,409 full time employees at facilities throughout the world.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Such statements have been prepared in accordance with generally accepted accounting principles. Sales between subsidiaries are billed at prices consistent with sales to third parties and are eliminated in consolidation.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

INVENTORIES. Inventories are stated at the lower of cost or market. Cost is determined under the first-in, first-out (FIFO) method. Inventory costs include material, labor and overhead (see Note 6).

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment additions are stated at cost. Expenditures for renewals and improvements are capitalized. Expenditures for ordinary maintenance and repairs are expensed as incurred. The Company provides for book depreciation principally on the straight-line method. Accelerated depreciation methods are utilized for income tax purposes (see Note
7).

INTANGIBLE ASSETS. The Company adopted SFAS No. 142 effective January 1, 2002, and, as a result, goodwill and other intangible assets with indefinite lives are no longer amortized. Other intangibles (with definite lives) are amortized on a straight-line basis over their estimated economic lives. Goodwill effective January 1, 2002 is reviewed annually for impairment while amortizable intangibles are reviewed for impairment when indicators of impairment are present (see Note 8).

REVENUE RECOGNITION. Revenue is recognized in accordance with Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements." Wabtec recognizes revenue upon the passage of title, ownership and risk of loss to the customer.

The Company recognizes revenues on long-term contracts based on the percentage of completion method of accounting. Contract revenues and cost estimates are reviewed and revised quarterly, at a minimum, and adjustments are reflected in the accounting period as known. Provisions are made for estimated losses on uncompleted contracts as known, if necessary.

SHIPPING AND HANDLING FEES AND COSTS. All fees billed to the customer for shipping and handling are classified as a component of net sales. All costs associated with shipping and handling are classified as a component of cost of sales.

STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation, including stock options and employee stock purchases, under APB Opinion No. 25, "Accounting for Stock Issued to Employees" (see Note 14 for related pro forma disclosures).

RESEARCH AND DEVELOPMENT. Research and development costs are charged to expense as incurred. For the years ended December 31, 2002, 2001 and 2000, the Company incurred costs of approximately $33.6 million, $33.2 million and $32.3 million, respectively.

WARRANTY COSTS. Warranty costs are accrued based on management's estimates of repair or upgrade costs per unit and historical experience. In recent years, the Company has introduced a number of new products. The Company does not have the same level of historical warranty experience for these new products as it does for its continuing products. Therefore, warranty reserves have been established for these new products based upon management's estimates. Actual future results may vary from such estimates. Warranty expense was $17.6 million, $14.1 million and $11.2 million for 2002, 2001 and 2000, respectively. Warranty reserves were $17.4 and $15.4 million at December 31, 2002 and 2001, respectively (see Note
17).

FINANCIAL DERIVATIVES AND HEDGING ACTIVITIES. The Company periodically enters into interest rate swap agreements to reduce the impact of interest rate changes on its variable rate borrowings. Interest rate swaps are agreements with a counterparty to exchange periodic interest payments (such as pay fixed, receive variable) calculated on a notional principal amount. The interest rate differential to be paid or received is recognized as interest expense (see Note
9).

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 133, and as amended by SFAS 138, "Accounting for Derivative Instruments and Hedging Activities" effective January 1, 2001, resulting in the recording of current assets of $266,000, long term assets of $399,000, current liabilities of $760,000, long term liabilities of $1.1 million, and a decrease in other comprehensive loss of $1.2 million. In the application, the Company has concluded its interest rate swap contracts qualify for "special cash flow hedge accounting" which permit recording the fair value of the swap and corresponding adjustment to other comprehensive income (loss) on the balance sheet.

INCOME TAXES. Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The provision for income taxes includes federal, state and foreign income taxes (see Note 12).

FOREIGN CURRENCY TRANSLATION. Assets and liabilities of foreign subsidiaries, except for the Company's Mexican operations whose functional currency is the U.S. Dollar, are translated at the rate of exchange in effect on the balance sheet date while income and expenses are translated at the average rates of exchange prevailing during the year. Foreign currency gains and losses resulting from transactions, and the translation of financial statements are recorded in the Company's consolidated financial statements based upon the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." The effects of currency exchange rate changes on intercompany transactions and balances of a long-term investment nature are accumulated and carried as a component of shareholders' equity. The effects of currency exchange rate changes on intercompany transactions that are non U.S. dollar denominated amounts are charged or credited to earnings. Foreign exchange loss was $1.2 million, $1.7 million and $1 million for 2002, 2001 and 2000, respectively.

EARNINGS PER SHARE. Basic earnings per common share are computed by dividing net income applicable to common shareholders by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income applicable to common shareholders by the weighted average number of shares of common stock outstanding adjusted for the assumed conversion of all dilutive securities (such as employee stock options) (see Note 13).

OTHER COMPREHENSIVE INCOME (LOSS). Comprehensive income (loss) is defined as net income and all other nonowner changes in shareholders' equity. The Company's accumulated other comprehensive income (loss) consists of foreign currency translation adjustments, unrealized gains and losses on derivatives designated and qualified as cash flow hedges and pension related adjustments (see Note 15).

SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK. The Company's trade receivables are primarily from rail and transit industry original equipment manufacturers, Class I railroads, railroad carriers and commercial companies that utilize rail cars in their operations, such as utility and chemical companies. One customer, in the transit group, accounted for 11% of the Company's consolidated net sales in 2002 and 2001. No one customer accounted for more than 10% of the Company's consolidated net sales in 2000. The allowance for doubtful accounts was $4.6 million and $2.3 million as of December 31, 2002 and 2001, respectively.

EMPLOYEES. As of December 31, 2002, approximately 36% of the Company's workforce was covered by collective bargaining agreements. These agreements are generally effective through 2003, 2004 and 2005.

DEFERRED COMPENSATION AGREEMENTS. In May 1998, a consensus on Emerging Issues Task Force Issue No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested" ("EITF 97-14"), was issued. The adoption of EITF 97-14 required the Company to record as treasury stock the historical value of the Company's stock maintained in its deferred compensation plans.

RECENT ACCOUNTING PRONOUNCEMENTS. In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under its provisions, all tangible long-lived assets, whether to be held and used or to be disposed of by sale or other means, will be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS 144 in the third quarter of 2001, prior to the time it was required.

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," under which a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company has not completed the process of evaluating the impact that will result from adopting it.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternate methods of transition to SFAS No. 123's fair value method of accounting for stock-based compensation. While the Statement does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of the Statement are applicable to all companies with stock-based compensation. The provisions of this standard are effective for fiscal years ending after December 15, 2002. The adoption of this pronouncement did not have a material impact on the Company as no change was made to the method of accounting for stock based compensation.

3.    DISCONTINUED OPERATIONS

On November 1, 2001, the Company completed the sale of certain assets to GE Transportation Systems (GETS) for $238 million in cash. The assets sold primarily included locomotive aftermarket products and services for which Wabtec was not the original equipment manufacturer. Under the terms of the sales agreement, the Company has agreed to indemnify GETS for, among other things, certain potential third party, off site environmental cleanup or remediation costs. The Company has purchased an insurance policy to mitigate its exposure for the environmental indemnities. The Company reported a $48.7 million after tax gain on the sale in 2001.

In the fourth quarter of 2001, the Company decided to exit other businesses and has put these businesses up for sale. The net amount of these businesses has been written down to their estimated realizable value based on a multiple of earnings and has been classified as Assets Held for Sale on the balance sheet. The Company reported a $7.2 million after tax loss on the writedown of these entities. As of December 31, 2002, one of the businesses continues to be classified as held for sale. Market conditions have deteriorated in the past year, and, as a result, the asset has not sold. The Company actively solicited but did not receive any reasonable offers to purchase the asset and, in response, has reduced the price. The asset continues to be actively marketed at a price that is reasonable given the change in market conditions. The asset is recorded as held for sale for $2.4 million.

In accordance with SFAS 144, the operating results of these businesses have been classified as discontinued operations for all years presented and are summarized as of December 31, as follows:

---------------------------------------------------------------------------------
                                                        YEAR ENDED DECEMBER 31,
                                                  -------------------------------
                (IN THOUSANDS)                       2002      2001        2000
---------------------------------------------------------------------------------
Net sales.....................................    $ 11,158  $ 156,803   $ 216,798
Income before income taxes....................         593      9,785       9,677
Income tax expense............................         190      3,425       3,484
Income from discontinued operations...........    $    403  $   6,360   $   6,193
---------------------------------------------------------------------------------

4.    SUPPLEMENTAL CASH FLOW DISCLOSURES

-------------------------------------------------------------------------------------------------
                                                                      YEARS ENDED DECEMBER 31,
                                                                ---------------------------------
                      (IN THOUSANDS)                               2002      2001         2000
                                                                ---------------------------------
Interest paid during the year.............................      $ 18,111    $ 37,181    $ 45,871
Income taxes paid during the year.........................        34,452       8,318      14,935
Business acquisitions:
      Fair value of assets acquired.......................      $  1,654    $  5,275    $    897
      Liabilities assumed.................................            --        (842)       (247)
                                                                --------------------------------
            Cash paid.....................................         1,654       4,433         650
      Less cash acquired..................................            --         703          --
                                                                --------------------------------
                  Net cash paid...........................      $  1,654    $  3,730    $    650
                                                                ================================
Noncash investing and financing activities:
      Deferred compensation...............................      $    268    $    363    $  5,726
      Treasury stock......................................          (268)       (363)     (5,726)
------------------------------------------------------------------------------------------------

5.    MERGERS AND ACQUISITIONS

During 2002, 2001 and 2000, the Company completed the following acquisitions:

      i) In February 2002, the Company purchased the minority interest of a business in India that the Company did not already own for $1.7 million.

      ii) In October 2001, the Company purchased certain assets of Milufab, a supplier of door panels for subway trains for $3.7 million.

      iii) In June 2001, the Company purchased certain assets of Core Systems, a company that provides repair billings in the rail industry for $743,000.

      iv) In July 2000, the Company purchased certain assets of Iron Fireman, a manufacturer of transportation boiler equipment for $650,000.

These acquisitions were accounted for under the purchase method. Accordingly, the results of operations of the applicable acquisition are included in the Company's financial statements prospectively from the acquisition date. The excess of the purchase price over the fair value of identifiable net assets was approximately $2.9 million and was allocated to goodwill. Effective January 1, 2002, goodwill was no longer amortized upon adoption of SFAS No. 142 (see Note
2).

6.    INVENTORY

The components of inventory, net of reserves, were:

----------------------------------------------------------------------
                                                   AS OF DECEMBER 31,
                                                 ---------------------
               (IN THOUSANDS)                       2002        2001
----------------------------------------------------------------------
Raw materials...............................     $ 56,016     $ 60,013
Work-in-process.............................       27,856       34,265
Finished goods..............................        4,598       10,652
      Total inventory.......................     $ 88,470     $104,930
----------------------------------------------------------------------

7.    PROPERTY, PLANT & EQUIPMENT

The major classes of depreciable assets are as follows:

--------------------------------------------------------------------------------
                                                          AS OF DECEMBER 31,
                                                      --------------------------
           (IN THOUSANDS)                                2002          2001
--------------------------------------------------------------------------------
Machinery and equipment........................       $ 229,813     $ 229,297
Buildings and improvements.....................          72,848        78,550
Land and improvements..........................           5,572        10,105
Locomotive leased fleet........................             262           236
                                                      -----------------------
      PP&E.....................................         308,495       318,188
Less accumulated depreciation..................        (159,903)     (150,493)
                                                      -----------------------
      Total....................................       $ 148,592     $ 167,695
-----------------------------------------------------------------------------

The estimated useful lives of property, plant and equipment are as follows.

----------------------------------------------------
                                              YEARS
----------------------------------------------------
Land improvements......................     10 to 20
Buildings and improvements.............     20 to 40
Machinery and equipment................      3 to 15
Locomotive leased fleet................      4 to 15
----------------------------------------------------

8.    INTANGIBLES

The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002. Under its provisions, all goodwill and other intangible assets with indefinite lives are no longer amortized under a straight-line basis over the assets estimated useful life. Instead, they will be subject to periodic assessments for impairment by applying a fair-value-based test. The Company completed the Phase I and Phase II assessments and wrote down the carrying value of goodwill by $90 million ($83.2 million for the freight group and $6.8 million for the transit group), resulting in a non-cash after-tax charge of $61.7 million. The fair value of these reporting units was determined using a combination of discounted cash flow analysis and market multiples based upon historical and projected financial information. Goodwill still remaining on the balance sheet is $109.5 million at December 31, 2002.

As of December 31, 2002 and 2001, the Company's trademarks had a gross carrying amount of $23,121 and accumulated amortization of $3,558 and the Company believes this intangible has an indefinite life.

Intangible assets of the Company, other than goodwill and trademarks, consist of the following:

-------------------------------------------------------------------------------------------------------------
                                                                                          AS OF DECEMBER 31,
                                                                                         --------------------
                                (IN THOUSANDS)                                             2002         2001
-------------------------------------------------------------------------------------------------------------
Patents and other, net of accumulated amortization of $39,136 and $36,859.............   $ 16,124     $18,485
Covenants not to compete, net of accumulated amortization of $16,673 and $15,326......      1,480       2,827
Intangible pension asset..............................................................      4,357       3,473
                                                                                         --------------------
      Total...........................................................................   $ 21,961     $24,785
-------------------------------------------------------------------------------------------------------------

In connection with the adoption of SFAS No. 142, the Company reassessed the useful lives and the classification of its identifiable assets and determined that they continue to be appropriate. The weighted average useful lives of patents was 13 years and covenants not to compete was 5 years.

Amortization expense for intangible assets was $5.3 million for the year ended December 31, 2002. Estimated amortization expense for the five succeeding years is as follows:

-----------------------------------------
       (IN THOUSANDS)
-----------------------------------------
2003.........................     $ 4,019
2004.........................       3,903
2005.........................       2,962
2006.........................       2,297
2007.........................       2,084
-----------------------------------------

The changes in the carrying amount of goodwill by segment for the year ended December 31, 2002 are as follows:

-------------------------------------------------------------------------------------------
                                                          FREIGHT      TRANSIT
                   (IN THOUSANDS)                          GROUP        GROUP       TOTAL
-------------------------------------------------------------------------------------------
Balance at December 31, 2001........................    $ 175,085     $ 23,703    $ 198,788
Goodwill acquired...................................          664           --          664
Goodwill written off................................      (83,179)      (6,823)     (90,002)
                                                        -----------------------------------
Balance at December 31, 2002........................    $  92,570     $ 16,880    $ 109,450
-------------------------------------------------------------------------------------------

Actual results of continuing operations for the year ended December 31, 2002 and pro forma results of continuing operations for 2001 and 2000 had we applied the non-amortization provisions of SFAS No. 142 in these periods are as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                                              YEAR ENDED DECEMBER 31,
                                                                                        ---------------------------------
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                    2002        2001        2000
-------------------------------------------------------------------------------------------------------------------------
Reported income before cumulative effect of accounting change......................     $ 16,184    $ 61,780     $ 25,393
Add: goodwill amortization, net of tax.............................................           --       4,147        4,063
Add: trademark amortization, net of tax............................................           --         376          370
                                                                                        ---------------------------------
Adjusted income before cumulative effect of accounting change......................     $ 16,184    $ 66,303     $ 29,826
Basic earnings per share
      Reported income before cumulative effect of accounting change................     $   0.37    $   1.44     $   0.59
      Goodwill amortization........................................................           --        0.09         0.09
      Trademark amortization.......................................................           --        0.01         0.01
                                                                                        ---------------------------------
      Adjusted income before cumulative effect of accounting change................     $   0.37    $   1.54     $   0.69
Diluted earnings per share
      Reported income before cumulative effect of accounting change................     $   0.37    $   1.43     $   0.59
      Goodwill amortization........................................................           --        0.09         0.09
      Trademark amortization.......................................................           --        0.01         0.01
                                                                                        ---------------------------------
      Adjusted income before cumulative effect of accounting change per share......     $   0.37    $   1.53     $   0.69
-------------------------------------------------------------------------------------------------------------------------

9.    LONG-TERM DEBT

Long-term debt consisted of the following:

-----------------------------------------------------------------------------------
                                                                AS OF DECEMBER 31,
                                                            -----------------------
                (IN THOUSANDS)                                 2002         2001
                                                            -----------------------
Revolving credit agreement due 2004.....................    $ 189,700    $  60,000
9.375% Senior notes.....................................           --      175,000
5.5% Industrial revenue bond due 2008...................        4,909        5,556
Other...................................................          542        1,314
                                                            ----------------------
      Total.............................................    $ 195,151    $ 241,870
      Less--current portion.............................          833          782
                                                            ----------------------
Long-term portion.......................................    $ 194,318    $ 241,088
----------------------------------------------------------------------------------

CREDIT AGREEMENT

In November 1999, Wabtec refinanced the then existing unsecured MotivePower credit agreement with a consortium of commercial banks. This unsecured credit agreement currently provides a $275 million five-year revolving credit facility expiring in November 2004 and a 364-day $95 million convertible revolving credit facility maturing in November 2004, with an annual renewal in November 2003. In November 2001, the Company and the banks negotiated a reduction in the 364-day facility from $213 million to $100 million, as a result of the $208 million, net of tax, cash proceeds from the sale of locomotive businesses to GE. In November 2002, the Company negotiated a further reduction in the 364-day facility from $100 million to $95 million. At December 31, 2002, the Company had available bank borrowing capacity, net of letters of credit, of approximately $159 million.

Under the credit agreement, the Company may elect a base rate, an interest rate based on the London Interbank Offered Rates of Interest ("LIBOR"), a cost of funds rate and a bid rate. The base rate is the greater of LaSalle Bank National Association's prime rate or the federal funds effective rate plus 0.5% per annum. The LIBOR rate is based on LIBOR plus a margin that ranges from 87.5 to 200 basis points depending on the Company's consolidated total indebtedness to cash flow ratios. The current margin is 150 basis points. The cost of funds rate is a fluctuating interest rate based on LaSalle Bank National Association's then cost of funds. Under the bid rate option, any participating bank may propose the interest rate at which it will lend funds, which rate may either be a fixed rate or a floating rate based on LIBOR.

The credit agreement limits the Company's ability to declare or pay cash dividends and prohibits the Company from declaring or making other distributions, subject to certain exceptions. The credit agreement contains various other covenants and restrictions including the following limitations: incurrence of additional indebtedness; mergers, consolidations and sales of assets and acquisitions; additional liens; sale and leasebacks; permissible investments, loans and advances; certain debt payments; capital expenditures; and imposes a minimum interest expense coverage ratio and a maximum debt to cash flow ratio.

The credit agreement contains customary events of default, including payment defaults, failure of representations or warranties to be true in any material respect, covenant defaults, defaults with respect to other indebtedness of the Company, bankruptcy, certain judgments against the Company, ERISA defaults and "change of control" of the Company.

Credit agreement borrowings bear variable interest rates indexed to the indexes described above. The maximum credit agreement borrowings, average credit agreement borrowings and weighted-average contractual interest rate on credit agreement borrowings was $217.7 million, $133.7 million and 3.31%, respectively for 2002. To reduce the impact of interest rate changes on a portion of this variable-rate debt, the Company entered into interest rate swaps which effectively convert a portion of the debt from variable to fixed-rate borrowings during the term of the swap contracts. On December 31, 2002, the notional value of interest rate swaps outstanding totaled $60 million and effectively changed the Company's interest rate from a variable rate to a fixed rate of 8.7%. The interest rate swap agreements mature in June 2003. The Company is exposed to credit risk in the event of nonperformance by the counterparties. However, since only the cash interest payments are exchanged, exposure is significantly less than the notional amount. The counterparties are large financial institutions and the Company does not anticipate nonperformance.

9 3/8% SENIOR NOTES

In June 1995, the Company issued $100 million of 9.375% Senior Notes due in 2005 (the "1995 Notes"). In January 1999, the Company issued an additional $75 million of 9.375% Senior Notes due in 2005 (the "1999 Notes"; the 1995 Notes and the 1999 Notes are collectively, the "Notes"). The 1999 Notes were issued at a premium resulting in an effective rate of 8.5%. The terms of the 1995 Notes and the 1999 Notes were substantially the same, and the 1995 Notes and the 1999 Notes were issued pursuant to indentures that were substantially the same. The Notes were redeemed at par (face) on July 8, 2002 through the use of cash on hand and additional borrowings under the credit agreement. This redemption resulted in a non-cash loss of $1.9 million relating to a write-off of deferred debt issuance costs which was recorded as interest expense (see Note 25).

INDUSTRIAL REVENUE BOND

In July 1998, a subsidiary of the Company entered into a 10 year $7.5 million debt obligation that bears an interest rate of 5.5% and is payable in monthly principal and interest installments. The proceeds of the bond provided financing for the purchase of a building used in the Company's operations.

Scheduled principal repayments of outstanding loan balances required as of December 31, 2002 are as follows:

---------------------------------------------------
           (IN THOUSANDS)
---------------------------------------------------
2003................................      $     833
2004................................        190,723
2005................................            590
2006................................            309
2007................................            277
Future years........................          2,419
                                          ---------
      Total.........................      $ 195,151
---------------------------------------------------

10.    EMPLOYEE BENEFIT PLANS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    PENSION PLANS           POSTRETIREMENT PLANS
                                                                             -------------------------------------------------------
                                                                                        AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------------------------
                (IN THOUSANDS, EXCEPT PERCENTAGES)                               2002           2001           2002         2001
------------------------------------------------------------------------------------------------------------------------------------
DEFINED BENEFIT PLANS
CHANGE IN BENEFIT OBLIGATION
      Obligation at beginning of year......................................  $ (67,239)     $ (58,409)     $ (21,368)   $ (20,434)
      Service cost.........................................................     (1,661)        (1,447)          (232)        (240)
      Interest cost........................................................     (4,638)        (4,382)        (1,447)      (1,524)
      Special termination benefits.........................................     (1,241)        (1,602)            --           --
      Actuarial loss.......................................................       (965)        (7,732)        (2,581)        (228)
      Benefits paid........................................................      5,257          4,389          1,928        1,058
      Expenses paid........................................................        326            292             --           --
      Effect of currency rate changes......................................        136          1,652             --           --
                                                                             ----------------------------------------------------
            Obligation at end of year......................................  $ (70,025)     $ (67,239)     $ (23,700)   $ (21,368)
                                                                             ----------------------------------------------------

CHANGE IN PLAN ASSETS
      Fair value of plan assets at beginning of year.......................  $  56,590      $  65,710             --           --
      Actual loss on plan assets...........................................     (4,781)        (4,186)            --           --
      Employer contribution................................................      2,010          1,642             --           --
      Participant contributions............................................         50             41             --           --
      Benefits paid........................................................     (5,257)        (4,389)            --           --
      Administrative expenses..............................................       (620)          (564)            --           --
      Liabilities assumed through an acquisition...........................         --           (110)            --           --
      Effect of currency rate changes......................................        121         (1,554)            --           --
                                                                             ----------------------------------------------------
            Fair value of plan assets at end of year.......................  $  48,113      $  56,590             --           --
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    PENSION PLANS           POSTRETIREMENT PLANS
                                                                              ------------------------------------------------------
                                                                                        AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                                              ------------------------------------------------------
                     (IN THOUSANDS, EXCEPT PERCENTAGES)                          2002          2001           2002          2001
------------------------------------------------------------------------------------------------------------------------------------
FUNDED STATUS
      Funded status at year end............................................   $(21,854)      $(10,649)      (23,700)      (21,368)
      Unrecognized net actuarial (gain) loss...............................     25,628         14,687         3,922         1,342
      Unrecognized prior service cost......................................      4,249          3,720            34            31
      Unrecognized transition obligation...................................         --             --           216           238
                                                                              ---------------------------------------------------
            Prepaid (accrued) benefit cost.................................   $  8,023       $  7,758      $(19,528)     $(19,757)
                                                                              ---------------------------------------------------

AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION INCLUDE:
      Prepaid pension cost.................................................   $    110       $  1,449      $     --      $     --
      Reserve for postretirement and pension benefits......................    (18,738)        (7,787)      (19,528)      (19,757)
      Intangible asset.....................................................      4,357          3,473            --            --
      Accumulated other comprehensive loss.................................     22,294         10,623            --            --
                                                                              ---------------------------------------------------
            Prepaid (accrued) benefit cost.................................   $  8,023       $  7,758      $(19,528)     $(19,757)
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                         PENSION PLANS                   POSTRETIREMENT PLANS
                                                              ----------------------------------------------------------------------
                                                                  2002        2001        2000       2002       2001        2000
------------------------------------------------------------------------------------------------------------------------------------
NET PERIODIC BENEFIT COST
      Service cost..........................................   $ 1,661     $ 1,447     $ 1,492     $  232     $  240       $  231
      Interest cost.........................................     4,638       4,382       4,572      1,447      1,524        1,430
      Expected return on plan assets........................    (5,270)     (5,846)     (6,708)        --         --           --
      Net amortization/deferrals............................       762         680         219         19         (3)          69
                                                               ------------------------------------------------------------------
            Net periodic benefit (income) cost..............   $ 1,791     $   663     $  (425)    $1,698     $1,761       $1,730
                                                               ------------------------------------------------------------------
ASSUMPTIONS
      Discount rate.........................................      6.75%          7%       7.25%      6.75%       7.5%         7.5%
      Expected long-term rate of return.....................      8.25%          9%          9%        na         na           Na
      Rate of compensation increase.........................         4%          5%          5%        na         na           Na
---------------------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend rate grades from an initial rate of 9% to an ultimate rate of 4.75% in five years.

A 1% increase in the assumed health care cost trend rate will increase the amount of expense recognized for the postretirement plans by approximately $303,000 for 2003, and increase the accumulated postretirement benefit obligation by approximately $3.5 million. A 1% decrease in the assumed health care cost trend rate will decrease the amount of expense recognized for the postretirement plans by approximately $239,000 for 2003, and decrease the accumulated postretirement benefit obligation by approximately $2.8 million.

The composition of plan assets consists primarily of equities, corporate bonds, governmental notes and temporary investments.

In 2002 and 2001, as a result of an early retirement package offered to certain union employees, the Company incurred charges of approximately $1.2 million and $1.6 million, respectively, reflected above as a special termination benefit.

Included in the above table, the aggregate benefit obligation and fair value of plan assets for the pension plans with plan assets in excess of benefit obligations were $2 million and $2.1 million, respectively, as of December 31, 2002 and $8.3 million and $9.7 million, respectively, as of December 31, 2001 (the total of which was pension plan benefit obligation in excess of plan assets).

DEFINED CONTRIBUTION PLANS

Costs recognized under multi-employer and other defined contribution plans are summarized as follows:

------------------------------------------------------------------------------------------------
                                                                        YEAR ENDED DECEMBER 31,
                                                                      --------------------------
                         (IN THOUSANDS)                                2002     2001      2000
                                                                      --------------------------
Multi-employer pension and health & welfare plans.................    $1,310   $  994    $1,152
401(k) savings and other defined contribution plans...............     6,929    8,172     5,371
Employee stock ownership plan (ESOP)..............................        --       --     1,315
                                                                      -------------------------
      Total.......................................................    $8,239   $9,166    $7,838
-----------------------------------------------------------------------------------------------

The Company sponsors defined benefit pension plans that cover certain U.S. and Canadian employees and provide benefits of stated amounts for each year of service of the employee. In connection with the establishment of the Employee Stock Ownership Plan and Trust (see Note 11) in January 1995, the pension plan for U.S. salaried employees was modified to eliminate any credit (or accrual) for current service costs for any future periods, effective March 31, 1995.

The Company's funding methods, which are primarily based on the ERISA requirements, differ from those used to recognize pension expense, which is primarily based on the projected unit credit method applied in the accompanying financial statements.

In addition to providing pension benefits, the Company has provided certain unfunded postretirement health care and life insurance benefits for substantially all U.S. employees. In conjunction with the establishment of the ESOP in January 1995 (see Note 11), the postretirement health care and life insurance benefits for salaried employees were modified to discontinue benefits for employees who had not attained the age of 50 by March 31, 1995. The Company is not obligated to pay health care and life insurance benefits to individuals who had retired prior to 1990.

The Company also participates in a variety of defined contribution, 401(k) and multiemployer pension, health and welfare plans. Additionally, the Company has stock option-based benefit and other plans further described in Note 14.

11.    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST (ESOP)

Effective January 31, 1995, the Company established the Westinghouse Air Brake Company Employee Stock Ownership Plan and Trust (ESOP) to enable participating employees to obtain ownership interests in the Company. Employees eligible to participate in the ESOP primarily include the salaried U.S. employees and, as described in Note 10, the ESOP contributions were intended to supplement or replace other salaried employee benefit plans.

In connection with the establishment of the ESOP, the Company made a $140 million loan to the ESOP, which was used to purchase 9,336,000 shares of the Company's outstanding common stock. The ESOP loan initially had a term of 50 years with interest at 8.5% and was collateralized by the shares purchased by the ESOP. Company contributions to the ESOP were used to repay the ESOP loan's annual debt service requirements of approximately $12 million. The Company was obligated to contribute amounts sufficient to repay the ESOP loan. The ESOP used such Company contributions to repay the ESOP loan. Approximately 187,000 shares were to be allocated annually to participants over a 50-year period. These transactions occurred simultaneously and, for accounting purposes, offset each other. Allocated ESOP shares through August 1, 2000 were approximately 1.1 million shares.

The Company terminated all contributions to the ESOP effective August 1, 2000 and, in 2002, allocated shares were distributed to the participants' 401(k) accounts and the unallocated shares were returned to the Company in exchange for forgiveness of the ESOP loan.

Also in 2000, the Company incurred a $5.1 million non-cash charge for the write-off of the related deferred tax asset, due to its ESOP tax benefits. These benefits, which would have been realized had the ESOP continued, will not be utilized in future periods. This charge is reported within the caption "Income tax expense" in the consolidated statement of operations.

12.    INCOME TAXES

The components of the income from continuing operations before provision for income taxes for the Company's domestic and foreign operations for the years ended December 31 are provided below:

------------------------------------------------------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                         ---------------------------------
                     (IN THOUSANDS)                        2002         2001        2000
------------------------------------------------------------------------------------------
Domestic.............................................    $ 12,226     $ 10,287    $ 24,740
Foreign..............................................      11,678        8,140      13,178
                                                         ----------------------------------
Income from continuing operations....................    $ 23,904     $ 18,427    $ 37,918
-------------------------------------------------------------------------------------------

The consolidated provision (credit) for income taxes included in the Statement of Income for the years ended December 31 consisted of the following:

---------------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                       (IN THOUSANDS)                 2002         2001          2000
---------------------------------------------------------------------------------------
Current taxes
      Federal..................................    $     609     $ 28,703      $     --
      State....................................       (2,421)       4,919         1,009
      Foreign..................................        2,876        3,345         8,999
                                                   ------------------------------------
                                                   $   1,064     $ 36,967      $ 10,008
      Federal..................................      (14,788)       1,106         8,669
      State....................................       (4,364)         287           749
      Foreign..................................       (2,716)        (325)        2,776
                                                   ------------------------------------
                                                     (21,868)       1,068        12,194
            Total provision (credit)...........    $ (20,804)    $ 38,035      $ 22,202
---------------------------------------------------------------------------------------

Consolidated income tax provision (credit) is included in the Statement of Income as follows:

-------------------------------------------------------------------------------------------------------
                                                                          YEAR ENDED DECEMBER 31,
                       (IN THOUSANDS)                                 2002           2001        2000
-------------------------------------------------------------------------------------------------------
Continuing operations...........................................   $   7,594       $  4,465    $ 18,718
Income (loss) from discontinued operations......................         (59)        33,570       3,484
Cumulative effect of accounting change for goodwill.............     (28,339)            --          --
                                                                   ------------------------------------
      Total provision (credit)..................................   $ (20,804)      $ 38,035    $ 22,202
-------------------------------------------------------------------------------------------------------

A reconciliation of the United States federal statutory income tax rate to the effective income tax rate on continuing operations for the years ended December 31 is provided below:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          YEAR ENDED DECEMBER 31,
                                                                                                       -----------------------------
                                                                                                        2002       2001        2000
------------------------------------------------------------------------------------------------------------------------------------
U. S. federal statutory rate.......................................................................     35.0%     35.0%       35.0%
State taxes........................................................................................      3.6       3.6         3.2
Foreign............................................................................................      0.3       0.4         2.2
Foreign tax credits................................................................................     (2.1)       --          --
ESOP...............................................................................................       --        --        10.6
Research and development credit....................................................................     (3.3)    (15.9)         --
Other, net.........................................................................................     (1.5)      1.1        (1.6)
                                                                                                        --------------------------
      Effective rate...............................................................................     32.0%     24.2%       49.4%
----------------------------------------------------------------------------------------------------------------------------------

Research and development credit for the year 2002 relates to current credits claimed. Research and development credit for the year 2001 related to both credits claimed in the current period and refund claims filed with amended returns for the prior periods.

Components of deferred tax assets and (liabilities) were as follows:

--------------------------------------------------------------------------
                                                      AS OF DECEMBER 31,
                                                    ----------------------
               (IN THOUSANDS)                         2002         2001
--------------------------------------------------------------------------
Accrued expenses and reserves...................    $ 11,899    $  13,696
Employee benefits/pension.......................      15,835       14,346
Inventory.......................................       3,878        5,911
Accrued warranty................................       6,062        5,951
Restructuring reserve...........................       1,479        2,730
Deferred debt costs.............................          --        1,316
Net operating loss..............................         303        3,304
Plant, equipment and intangibles................      10,139      (21,728)
Other...........................................          --          870
                                                    ---------------------
                                                      49,595       26,396
Valuation allowance.............................      (8,641)      (8,641)
                                                    ---------------------
      Net deferred tax assets...................    $ 40,954    $  17,755
-------------------------------------------------------------------------

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a valuation allowance for certain net operating loss carryforwards and for losses anticipated to produce no tax benefit. Although realization of the net deferred tax asset is not assured, management believes that it is more likely than not that the net deferred tax asset will be realized.

The Company's net operating loss carryforward for the year ended December 31, 2002 is $778,000, and will expire in 2010.

13.    EARNINGS PER SHARE

The computation of earnings per share from continuing operations is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         YEAR ENDED DECEMBER 31,
                                                                                                   ---------------------------------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                  2002       2001         2000
------------------------------------------------------------------------------------------------------------------------------------
BASIC
Income from continuing operations before cumulative effect of accounting change applicable to
   common shareholders..........................................................................   $ 16,310   $  13,962   $  19,200
Divided by:
      Weighted average shares outstanding.......................................................     43,291      42,949      43,318
Basic earnings from continuing operations before cumulative effect of accounting change per
  share.........................................................................................   $   0.37   $    0.33   $    0.45
                                                                                                   --------------------------------
DILUTED
Income from continuing operations before cumulative effect of accounting change applicable to
   common shareholders..........................................................................   $ 16,310   $  13,962   $  19,200
Divided by the sum of:
      Weighted average shares outstanding.......................................................     43,291      42,949      43,318
      Assumed conversion of dilutive stock options..............................................        326         249          64
                                                                                                   --------------------------------
            Diluted shares outstanding..........................................................     43,617      43,198      43,382
Diluted earnings from continuing operations before cumulative effect of accounting change per
   share........................................................................................   $   0.37   $    0.32   $    0.45
-----------------------------------------------------------------------------------------------------------------------------------

Options to purchase approximately 2.1 million, 2.8 million and 4.2 million shares of Common Stock were outstanding in 2002, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price exceeded the average market price of the common shares.

14.    STOCK-BASED COMPENSATION PLANS

STOCK OPTIONS Under the 2000 Stock Incentive Plan (the 2000 Plan), the Company may grant options to employees for an initial amount of 1.1 million shares of Common Stock. This amount is subject to annual modification based on a formula. Under the formula, 1.5% of total common shares outstanding at the end of the preceding fiscal year are added to shares available for grant under the 2000 Plan. Based on the adjustment, the Company had approximately 1.5 million shares available for 2002 grants and has available approximately 1.3 shares through the end of fiscal 2003. The shares available for grants on any given date may not exceed 15% of Wabtec's total common shares outstanding. Generally, the options become exercisable over a three-year vesting period and expire ten years from the date of grant.

As part of a long-term incentive program, in 1998, the Company granted options to purchase up to 500,020, to certain executives under a plan that preceded the 2000 Plan. The option price is $20 per share. The options vest 100% after eight years and are subject to accelerated vesting after three years if the Company achieves certain earnings targets as established by the compensation committee of the board of directors. No further grants may be made under this plan.

The Company also has a non-employee director's stock option plan under which 500,000 shares of Common Stock are reserved for issuance. Through year-end 2002, the Company granted nonqualified stock options to non-employee directors to purchase a total of 80,000 shares.

EMPLOYEE STOCK PURCHASE PLAN In 1998, the Company adopted an employee discounted stock purchase plan (DSPP). The DSPP had 500,000 shares available for issuance. Participants can purchase the Company's common stock at 85% of the lesser of fair market value on the first or last day of each offering period. Stock outstanding under this plan at December 31, 2002 was 172,646 shares.

The Company applies APB 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized under these plans. Had compensation expense for these plans been determined based on the fair value at the grant dates for awards, the Company's net income and earnings per share would be as set forth in the following table. For purposes of pro forma disclosures, the estimated fair value is amortized to expense over the options' vesting period.

-----------------------------------------------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
             (IN THOUSANDS, EXCEPT PER SHARE)                    2002         2001       2000
-----------------------------------------------------------------------------------------------
Net income (loss)
      As reported.........................................   $ (45,479)   $ 61,780    $ 25,393
      Pro forma...........................................     (47,114)     58,691      20,601
Diluted earnings (loss) per share
      As reported.........................................   $   (1.04)   $   1.43    $   0.59
      Pro forma...........................................       (1.07)       1.36        0.47
----------------------------------------------------------------------------------------------

Since compensation expense associated with option grants would be recognized over the vesting period, the initial impact of applying SFAS No. 123 on pro forma net income is not representative of the potential impact on pro forma net income in future years. In each subsequent year, pro forma compensation expense would include the effect of recognizing a portion of compensation expense from multiple awards.

For purposes of presenting pro forma results, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

--------------------------------------------------------------------------
                                                YEAR ENDED DECEMBER 31,
                                             -----------------------------
                                              2002        2001       2000
--------------------------------------------------------------------------
Dividend yield........................         .30%        .30%      .40%
Risk-free interest rate...............         5.6%        5.9%     5.09%
Stock price volatility................       46.70       47.30     46.74
Expected life (years).................         5.0         5.0       5.0
------------------------------------------------------------------------

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options, which are significantly different than employee stock options. Although this valuation model is an acceptable method for use in presenting pro forma information, because of the differences in traded options and employee stock options, the Black-Scholes model does not necessarily provide a single measure of the fair value of employee stock options.

A summary of the Company's stock option activity and related information for the years indicated follows:

-------------------------------------------------------------------------------------------------------------------------------
                                                                    2002                      2001                       2000
                                                    ---------------------------------------------------------------------------
                                                                  WEIGHTED                   WEIGHTED                  WEIGHTED
                                                                   AVERAGE                    AVERAGE                  AVERAGE
                                                                  EXERCISE                   EXERCISE                  EXERCISE
                                                     OPTIONS       PRICE        OPTIONS       PRICE       OPTIONS       PRICE
-------------------------------------------------------------------------------------------------------------------------------
Beginning of year..............................     4,599,935     $ 13.76      5,389,397     $ 14.74     4,977,008     $  15.14
Granted........................................       835,500       12.15        512,212       13.22     1,310,000        10.81
Exercised......................................      (192,779)      11.60       (210,660)      10.40      (581,318)        6.20
Canceled.......................................      (265,360)      15.41     (1,091,014)      19.00      (316,293)       20.82
                                                   ----------------------------------------------------------------------------
End of year....................................     4,977,296     $ 13.44      4,599,935     $ 13.76     5,389,397     $  14.74
                                                   ----------------------------------------------------------------------------
Exercisable at end of year.....................     3,771,366                  3,738,562                 3,621,317
Available for future grant.....................     1,343,893                  1,432,980                 1,150,078
Weighted average fair value of options granted
   during the year.............................    $     5.20                $      5.98                $     5.97
-------------------------------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 2002:

---------------------------------------------------------------------------------------------------------
                                                                   WEIGHTED
                                                 NUMBER             AVERAGE      WEIGHTED       NUMBER
                                               OUTSTANDING         REMAINING      AVERAGE     EXERCISABLE
                                                  AS OF           CONTRACTUAL    EXERCISE        AS OF
        RANGE OF EXERCISE PRICES                12/31/02              LIFE         PRICE       12/31/02
---------------------------------------------------------------------------------------------------------
$ 3.86-$ 8.63............................          83,766             6.9         $ 5.16          82,100
$ 9.54-$ 9.54............................         567,000             7.9           9.54         381,015
$ 9.88-$10.86............................         436,550             7.0          10.63         406,969
$11.00-$12.75............................       1,405,625             7.7          12.14         470,309
$13.18-$13.97............................         427,189             8.5          13.25         373,807
$14.00-$14.00............................       1,287,506             3.1          14.00       1,287,506
$14.63-$19.91............................         159,400             6.2          17.23         159,400
$20.00-$20.00............................         457,640             5.8          20.00         457,640
$22.38-$29.61............................         152,620             5.7          24.78         152,620
                                                --------------------------------------------------------
                                                4,977,296             6.2        $ 13.44       3,771,366
--------------------------------------------------------------------------------------------------------

RESTRICTED STOCK AWARD

In February of 2001, the Company awarded to two officers 4,920 shares of restricted Common Stock in lieu of a cash bonus for 2000.

15.    OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive loss were:

------------------------------------------------------------------------------------------------------------------------------
                                                                                                          AS OF DECEMBER 31,
                                                                                                       -----------------------
                                     (IN THOUSANDS)                                                       2002         2001
------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment...........................................................     $ (17,487)   $ (20,652)
Unrealized losses on derivatives designated and qualified as cash flow hedges, net of tax of
   $615 and $1,370................................................................................        (1,006)      (2,544)
Additional minimum pension liability, net of tax of $8,695 and $4,144.............................       (13,599)      (6,479)
      Total accumulated other comprehensive loss..................................................     $ (32,092)   $ (29,675)
-----------------------------------------------------------------------------------------------------------------------------

16.    OPERATING LEASES

The Company leases office and manufacturing facilities under operating leases with terms ranging from one to fifteen years, excluding renewal options.

The Company has sold remanufactured locomotives to various financial institutions and leased them back under operating leases with terms from five to 20 years.

Total net rental expense charged to operations in 2002, 2001, and 2000 was $6.2 million, $5.7 million and $6.3 million, respectively. Certain of the Company's equipment rental obligations under operating leases pertain to locomotives, which are subleased to customers under both short-term and long-term agreements. The amounts above are shown net of sublease rentals of $2.8 million, $2.8 million and $4 million for the years 2002, 2001 and 2000, respectively.

Future minimum rental payments under operating leases with remaining noncancelable terms in excess of one year are as follows:

---------------------------------------------------------------------
                           REAL                 SUBLEASE
(IN THOUSANDS)            ESTATE   EQUIPMENT    RENTALS       TOTAL
---------------------------------------------------------------------
2003.................    $  4,374   $  4,802   $ (2,833)    $  6,343
2004.................       3,312      4,542     (2,463)       5,391
2005.................       2,904      4,246     (2,431)       4,719
2006.................       2,843      3,913     (2,310)       4,446
2007.................       2,733      1,996     (1,535)       3,194
2008 and after.......      15,850      1,988     (1,535)      16,303
--------------------------------------------------------------------

17.    WARRANTIES

The following table reconciles the changes in the Company's product warranty reserve as of and for the year ended December 31, 2002.

----------------------------------------------------------------------------------------
                           (IN THOUSANDS)
----------------------------------------------------------------------------------------
Balance at December 31, 2001.............................................     $  15,373
Accrual for warranty expensed during the year ended December 31, 2002....        17,625
Warranty expenditures made during the year...............................       (15,591)
                                                                              ---------
Balance at December 31, 2002.............................................     $  17,407
---------------------------------------------------------------------------------------

18.    STOCKHOLDERS' AGREEMENTS

As of December 31, 2002, the approximate ownership interests in the Company's Common Stock are: management (10%), the investors consisting of Vestar Equity Partners, L.P., Charlesbank Equity Fund II, Limited Partnership, and American Industrial Partners Capital Fund II, L.P. (13%), and all others including public shareholders (77%).

A Stockholders Agreement exists between the Company and Vestar, Charlesbank, and American Industrial Partners referred to above that provides for, among other things, the composition of the Board of Directors as long as certain minimum stock ownership percentages are maintained, and rights to request the registration of the shares.

19.    PREFERRED STOCK

The Company's authorized capital stock includes 1,000,000 shares of preferred stock. The Board of Directors has the authority to issue the preferred stock and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, without any further vote or action by the Company's shareholders. The rights and preferences of the preferred stock would be superior to those of the common stock. At December 31, 2002 and 2001 there was no preferred stock issued or outstanding.

20.    COMMITMENTS AND CONTINGENCIES

The Company is subject to a variety of environmental laws and regulations governing discharges to air and water, the handling, storage and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. The Company believes its operations currently comply in all material respects with all of the various environmental laws and regulations applicable to our business; however, there can be no assurance that environmental requirements will not change in the future or that we will not incur significant costs to comply with such requirements.

Under the terms of the purchase agreement and related documents for the 1990 Acquisition, American Standard, Inc. ("ASI"), has indemnified the Company for certain items including, among others, environmental claims. The indemnification provisions of the agreement expired at various dates through 2000, except for those claims, which were timely asserted, which continue until resolved. If ASI was unable to honor or meet these indemnifications, the Company would be responsible for such items. In the opinion of management, ASI currently has the ability to meet its indemnification obligations.

The Company has been named, along with other parties, as a Potentially Responsible Party (PRP) under the North Carolina Inactive Sites Response Act because of an alleged release or threat of release of hazardous substances at the "Old James Landfill" site in North Carolina. The Company believes unreimbursed costs, if any, associated with the cleanup activities at this site will not be material, and as a result of the indemnification provisions referred to above and an insurance policy from Rocky Mountain International Insurance Ltd., which has acknowledged coverage and is currently paying on the claim, the Company has not established a reserve for such costs.

The Company's and its affiliates' operations do not use and their products do not contain any asbestos. Asbestos actions have been filed against the Company and certain of its affiliates. Consistent with the experience of others, the number of claims have increased in recent years.

However, it is important to note that these asbestos claims involve products sold prior to the 1990 formation of the Company. The Company and its affiliates have not incurred any significant costs related to these asbestos claims. The claims are covered by insurance or are subject to indemnity from the companies who manufactured or sold the products in question. Management believes that these claims will not be material; and accordingly, the financial statements do not reflect any costs or reserves for such claims.

BOISE, IDAHO

The Company is subject to a RCRA Part B Closure Permit ("the Permit") issued by the Environmental Protection Agency (EPA) and the Idaho Department of Health and Welfare, Division of Environmental Quality relating to the monitoring and treatment of groundwater contamination on, and adjacent to, the MotivePower Industries (Boise, Idaho) facility. In compliance with the Permit, the Company has completed the first phase of an accelerated plan for the treatment of contaminated groundwater, and continues onsite and offsite monitoring for hazardous constituents. The Company has accrued $793,000 at December 31, 2002, the estimated remaining costs for remediation. The Company was in compliance with the Permit at December 31, 2002.

MOUNTAINTOP, PENNSYLVANIA

Foster Wheeler Energy Corporation ("FWEC") the seller of the Mountaintop property to the predecessor of one of the Company's subsidiaries in 1989, agreed to indemnify the Company's predecessor and its successors and assigns against certain identified environmental liabilities for which FWEC executed a Consent Order Agreement with the Pennsylvania Department of Environmental Protection (PADEP) and EPA. Management believes that this indemnification arrangement is enforceable for the benefit of the Company and that FWEC has the financial resources to honor its obligations under this indemnification arrangement.

MATTOON, ILLINOIS

Prior to the Company's acquisition of Young Radiator, Young agreed to clean up alleged contamination on a prior production site in Mattoon, Ill. The Company is in the process of remediating the site with the state of Illinois and now estimates the costs to remediate the site to be approximately $543,000, which has been accrued at December 31, 2002.

RACINE, WISCONSIN

Young ceased manufacturing operations at its Racine facility in the early 1990's. Investigations prior to the acquisition of Young revealed some levels of contamination on the Racine property and the Company has begun remediation efforts. The Company has initiated a comprehensive site evaluation with the state of Wisconsin and believes this governing body is generally in agreement with the findings. The Company has accrued approximately $476,000 at December 31, 2002 as its estimate of remaining restoration costs.

GETS-GS

On November 3, 2000, the Company settled a suit brought against it in 1999 by GE-Harris Railway Electronics, L.L.C. and GE-Harris Railway Electronics Services, L.L.C. (collectively "GE-Harris"). On September 20, 2002, a motion in that lawsuit was filed by the successor to GE Harris, GE Transportation Services Global Signaling, L.L.C. ("GETS-GS"). The motion by GETS-GS contends that the Company is acting beyond authority granted in the parties' November 2000 settlement and license agreement and in contempt of the consent order that concluded the suit at that time. In support of its motion, GETS-GS points principally to sales and offers to sell certain railway brake equipment, including distributed power equipment, to Australian customers. GETS-GS is seeking substantial money damages and has claimed a significant business loss. This matter is in discovery and a hearing on GETS-GS' motion is scheduled for May 13, 2003. The Company has other contingent obligations relating to certain sales leaseback transactions for which reserves have been established. From time to time the Company is involved in litigation relating to claims arising out of its operations in the ordinary course of business. As of the date hereof, the Company is involved in no litigation that the Company believes will have a material adverse effect on its financial condition, results of operations or liquidity.

21.    SEGMENT INFORMATION

Wabtec has two reportable segments--the Freight Group and the Transit Group. The key factors used to identify these reportable segments are the organization and alignment of the Company's internal operations, the nature of the products and services and customer type. The business segments are:

The Freight Group manufactures products and provides services geared to the production and operation of freight cars and locomotives, including braking control equipment, engines, on-board electronic components and train coupler equipment. Revenues are derived from OEM sales and locomotive overhauls, aftermarket sales and from freight car repairs and services. All of the assets sold to GETS were part of the Freight Group.

The Transit Group consists of products for passenger transit vehicles (typically subways, rail and buses) that include braking, coupling and monitoring systems, climate control and door equipment that are engineered to meet individual customer specifications. Revenues are derived from OEM and aftermarket sales as well as from repairs and services.

The Company evaluates its business segments' operating results based on income from operations before merger and restructuring charges. Corporate activities include general corporate expenses, elimination of intersegment transactions, interest income and expense and other unallocated charges. Since certain administrative and other operating expenses and other items have not been allocated to business segments, the results in the below tables are not necessarily a measure computed in accordance with generally accepted accounting principles and may not be comparable to other companies.

Segment financial information for 2002 is as follows:

---------------------------------------------------------------------------------------------------------------------------------
                                                                  FREIGHT        TRANSIT     CORPORATE     MERGER AND
                  (IN THOUSANDS)                                   GROUP          GROUP     ACTIVITIES   RESTRUCTURING    TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Sales to external customers.................................    $  443,443      $ 252,752          --            --     $ 696,195
Intersegment sales/(elimination)............................         8,849            567    $ (9,416)                         --
                                                                -----------------------------------------------------------------
      Total sales...........................................    $  452,292      $ 253,319    $ (9,416)           --     $ 696,195
                                                                -----------------------------------------------------------------
Income from operations......................................    $   48,186      $  22,237    $(22,889)           --     $  47,534
Interest expense and other..................................            --             --     (23,630)           --       (23,630)
                                                                -----------------------------------------------------------------
      Income from continuing operations before income taxes
         and cumulative effect of accounting change.........    $   48,186      $  22,237    $(46,519)           --     $  23,904
                                                                -----------------------------------------------------------------
Depreciation and amortization...............................    $   17,166      $   5,761    $  2,586            --     $  25,513
Capital expenditures........................................         9,134          3,757       1,246            --        14,137
Segment assets..............................................       375,032        142,764      71,069            --       588,865
---------------------------------------------------------------------------------------------------------------------------------

Segment financial information for 2001 is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                  FREIGHT        TRANSIT     CORPORATE      MERGER AND
                   (IN THOUSANDS)                                  GROUP          GROUP     ACTIVITIES    RESTRUCTURING    TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Sales to external customers.................................    $  490,261      $ 293,437          --             --     $ 783,698
Intersegment sales/(elimination)............................        10,160            788   $ (10,948)            --            --
                                                                ------------------------------------------------------------------
      Total sales...........................................    $  500,421      $ 294,225   $ (10,948)            --     $ 783,698
                                                                ------------------------------------------------------------------
Income from operations......................................    $   58,989      $  32,390   $ (33,598)      $ (3,723)    $  54,058
Interest expense and other..................................            --             --     (35,631)            --       (35,631)
                                                                ------------------------------------------------------------------
      Income from continuing operations before income taxes
         and cumulative effect of accounting change.........    $   58,989      $  32,390   $ (69,229)      $ (3,723)    $  18,427
                                                                ------------------------------------------------------------------
Depreciation and amortization...............................    $   23,234      $   7,337   $   2,490             --     $  33,061
Capital expenditures........................................        14,048          4,469       2,157             --        20,674
Segment assets..............................................       477,983        175,028      76,941             --       729,952
----------------------------------------------------------------------------------------------------------------------------------

Segment financial information for 2000 is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                 FREIGHT        TRANSIT     CORPORATE      MERGER AND
                  (IN THOUSANDS)                                  GROUP          GROUP     ACTIVITIES    RESTRUCTURING     TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Sales to external customers................................     $ 532,889      $ 278,289           --            --      $ 811,178
Intersegment sales/(elimination)...........................        10,189            570    $ (10,759)           --             --
                                                                ------------------------------------------------------------------
      Total sales..........................................     $ 543,078      $ 278,859    $ (10,759)           --      $ 811,178
                                                                ------------------------------------------------------------------
Income from operations.....................................     $  87,919      $  27,440    $ (17,353)    $ (20,215)     $  77,791
Interest expense and other.................................            --             --      (39,873)           --        (39,873)
                                                                ------------------------------------------------------------------
      Income from continuing operations before income taxes
         and cumulative effect of accounting change........     $  87,919      $  27,440    $ (57,226)    $ (20,215)     $  37,918
                                                                ------------------------------------------------------------------
Depreciation and amortization..............................     $  21,896      $   7,971    $   2,549            --      $  32,416
Capital expenditures.......................................        13,679          6,742        2,752            --         23,173
Segment assets.............................................       734,378        197,487       52,182            --        984,047
----------------------------------------------------------------------------------------------------------------------------------

In 2001 and 2000, $530,000 and $15.2 million of the above merger and restructuring costs related to the Freight Group. In 2001 and 2000, $2 million and $235,000 of the above merger and restructuring costs related to the Transit Group.

The following geographic area data include net sales based on product shipment destination and long-lived assets, which consist of plant, property and equipment, net of depreciation, resident in their respective countries.

----------------------------------------------------------------------------------------------------------------------------------
                                                                NET SALES                               LONG-LIVED ASSETS
                                                 ---------------------------------------------------------------------------------
                                                           YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------------------
               (IN THOUSANDS)                        2002           2001          2000         2002           2001          2000
----------------------------------------------------------------------------------------------------------------------------------
United States...............................     $  525,724      $ 582,655     $ 620,094     $ 99,292      $ 115,583     $ 146,576
Canada......................................         50,035         73,177        92,001       27,889         32,963        40,136
Mexico......................................         11,487          8,693         8,911       10,979         10,584        19,852
Other international.........................        108,949        119,173        90,172       10,432          8,565         8,081
                                                 ---------------------------------------------------------------------------------
      Total.................................     $  696,195      $ 783,698     $ 811,178     $148,592      $ 167,695     $ 214,645
----------------------------------------------------------------------------------------------------------------------------------

Export sales from the Company's United States operations were $61.9 million, $90.3 million and $98.9 million for the years ending December 31, 2002, 2001 and 2000, respectively. The following data reflects income (loss) from operations, including merger and restructuring related charges by major geographic area, attributed to the Company's operations within each of the following countries or regions.

------------------------------------------------------------------------
                                         INCOME (LOSS) FROM OPERATIONS
                                    ------------------------------------
                                            YEAR ENDED DECEMBER 31,
                                    ------------------------------------
  (IN THOUSANDS)                      2002          2001         2000
------------------------------------------------------------------------
United States..................     $ 34,554      $ 41,007      $ 54,331
Canada.........................          496         6,412        17,432
Mexico.........................         (325)       (2,467)          168
Other international............       12,809         9,106         5,860
                                    ------------------------------------
      Total....................     $ 47,534      $ 54,058      $ 77,791
------------------------------------------------------------------------

22.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments approximate their related carrying values, except for the following:

-------------------------------------------------------------------------------------
                                                    2002                     2001
                                    -------------------------------------------------
                                      CARRY       FAIR         CARRY
  (IN THOUSANDS)                      VALUE       VALUE        VALUE       FAIR VALUE
-------------------------------------------------------------------------------------
9.375% Senior Notes..............         --          --    $ (175,000)   $ (173,250)
Interest rate swaps..............   $ (1,756)   $ (1,756)       (3,914)       (3,914)
------------------------------------------------------------------------------------

Fair values of the fixed rate obligations were estimated using discounted cash flow analyses. The fair value of the Company's interest rate swaps (see Note 9) were based on dealer quotes and represent the estimated amount the Company would pay to the counterparty to terminate the swap agreements.

23.    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------------------
                                                                               FIRST            SECOND         THIRD      FOURTH
            (IN THOUSANDS, EXCEPT PER SHARE DATA)                             QUARTER          QUARTER        QUARTER     QUARTER
----------------------------------------------------------------------------------------------------------------------------------
2002
Net sales.................................................................   $ 177,325        $ 179,808      $ 161,422   $ 177,640
Gross profit..............................................................      44,780           45,356         43,284      46,051
Operating income..........................................................      10,467           13,300         11,170      12,597
Income from continuing operations before taxes............................       4,044            7,329          5,910       6,621
Income (loss) from discontinued operations (net of tax)...................        (405)              57             48         174
Net income (loss).........................................................     (59,440)           4,821          3,890       5,250
Basic earnings from continuing operations per common share................   $    0.06        $    0.11      $    0.09   $    0.12
Diluted earnings from continuing operations per common share..............   $    0.06        $    0.11      $    0.09   $    0.12
2001
Net sales.................................................................   $ 215,305        $ 194,117      $ 185,854   $ 188,422
Gross profit..............................................................      61,413           53,577         47,782      47,154
Operating income..........................................................      24,493           18,574         10,932          59
Income (loss) from continuing operations before taxes.....................      12,608            9,618          2,821      (6,620)
Income from discontinued operations (net of tax)..........................       2,292            1,583          2,576      41,367
Net income................................................................      10,362            7,961          6,393      37,064
Basic earnings (loss) from continuing operations per common share.........   $    0.19        $    0.15      $    0.09   $   (0.10)
Diluted earnings (loss) from continuing operations per common share.......   $    0.19        $    0.15      $    0.09   $   (0.10)
----------------------------------------------------------------------------------------------------------------------------------

Earnings per share for the year are different than the sum of the quarterly earnings per share due to rounding.

The Company recorded a cumulative effect of accounting change for goodwill, net of tax, of $61.7 million, or $1.41 in the first quarter of 2002. In the fourth quarter of 2002, the Company recorded a $772,000, or $0.02, per diluted share tax benefit due to research and development credits and the utilization of foreign tax credits. Also in the fourth quarter of 2002, the Company's vacation policy was changed so that employees that leave the Company are entitled to a pro rata portion of their vacation for that year instead of their entire vacation for the year. This change resulted in income of $789,000, net of tax, or $0.02 per diluted share.

The Company recorded restructuring-related costs of approximately $854,000 or $0.01 in the first quarter of 2001, $1.1 million or $0.02, $1.6 million or $0.02, and $192,000 or $0.00, net of tax, per diluted share, in the second, third and fourth quarters of 2001, respectively. The Company also recorded a $2 million, or $0.05, per diluted share research and development tax credit in the third quarter of 2001. In the fourth quarter of 2001, the Company recorded a $9.3 million, or $0.14, net of tax, per diluted share charge for asset writedowns, consisting primarily of an asset impairment related to the locomotive lease fleet of $5.2 million, a writeoff of $1.8 million of an investment in Argentina and a $1.5 million writedown of a facility to its estimated realizable value, a $1.7 million, or $0.03, net of tax, per diluted share charge for severance related to a ten percent salary headcount reduction, and a $685,000, or $0.01, net of tax, per diluted share gain on the sale of unused facilities.

24.    MERGER AND RESTRUCTURING CHARGE

In 2001, the Company completed a merger and restructuring plan with charges totaling $71 million pre-tax, with approximately $2 million of the charge expensed in 2001, $20 million in 2000 and $49 million in 1999. The plan involved the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions, and the evaluation of certain assets as to their perceived ongoing benefit to the Company.

As of December 31, 2002, $647,000 of the merger and restructuring charge was still remaining as accrued on the balance sheet as part of other accrued liabilities. The table below identifies the significant components of the charge and reflects the accrual balance at that date.

-------------------------------------------------------------------------------------------------
                                                      LEASE
                                                   IMPAIRMENTS
                                                    AND ASSET
         (IN THOUSANDS)                            WRITEDOWNS    SEVERANCE     OTHER       TOTAL
-------------------------------------------------------------------------------------------------
Beginning balance, January 1, 2002.............     $ 2,458        $ 525       $ 169      $ 3,152
Amounts paid in 2002...........................      (1,811)        (525)       (169)      (2,505)
                                                    ---------------------------------------------
Balance at December 31, 2002...................     $   647        $  --       $  --      $   647
-------------------------------------------------------------------------------------------------

The lease impairment charges and asset writedowns are associated with the Company's closing of several plants, the consolidation of the corporate headquarters, and the Company's evaluation of certain assets where projected cash flows from such assets over their remaining lives are estimated to be less than their carrying values.

The Company began and completed a new restructuring plan for the Transit rail business in 2001. The restructuring plan involved operational realignment and related workforce reductions. The charges in 2001 for the restructuring plan move totaled $2 million pre-tax. 2002 operations still included much of the cost of integration in normal operations.

The $2 million charge in 2001 included costs associated with relocating several production operations from Chicago to Montreal, including severance costs for approximately 103 employees.

25.    EARLY EXTINGUISHMENT OF DEBT

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which, among other things, eliminates the requirement to report certain extinguishments of debt as extraordinary items. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The provisions of this Statement are required to be adopted by the Company on January 1, 2003. In connection with the anticipated sale of $150 million of senior notes in July 2003, the Company adopted SFAS No. 145 effective January 1, 2003. Accordingly, the loss on extinguishment of debt of approximately $1.2 million (net of tax provision of approximately $648,000) in 2002 and similar transactions in prior years, all previously recorded as extraordinary items, have been reclassified as interest expense in the accompanying consolidated statements of operations.